Exhibit 10.1

EXECUTION COPY

SHARE SALE AND PURCHASE AGREEMENT

by and between

Sellers

and

Clearfield Finland Oy

regarding all shares in

NESTOR CABLES LTD

17 May 2022

contents
1.	Definitions		5
2.	Sale and Purchase of Shares AND SHAREHOLDER CAPITAL LOANS		11
	2.1	Object of Sale	11
	2.2	Transfer of Ownership	11
	2.3	Waiver of Certain Rights	11
3.	Purchase Price		12
	3.1	Purchase Price and Payment	12
4.	LEAKAGE		13
5.	Closing		14
	5.1	Closing	14
	5.2	Conditions Precedent	14
	5.3	Efforts to Complete	14
	5.4	Long-Stop Date	15
	5.5	Closing Events	15
6.	Warranties of Sellers		16
	6.1	Organization	17
	6.2	Ownership, Power and Authority	17
	6.3	Capitalization	17
	6.4	Insolvency	18
	6.5	Corporate Documents	18
	6.6	Accounts	18
	6.7	Floating charges and guarantees	19
	6.8	Assets	19
	6.9	Real Property	19
	6.10	Intellectual Property Rights	20
	6.11	Information Technology	20
	6.12	Agreements	21
	6.13	Employment Matters and Pensions	22
	6.14	Compliance with Laws and Permits	22
	6.15	Competition Matters	23
	6.16	Anti-Bribery and Corruption	23
	6.17	Litigations	24
	6.18	Taxes	24
	6.19	Absence of Certain Events	25
	6.20	Subsidies and Grants	26

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	6.21	Environmental Matters		26
	6.22	Insurance		26
	6.23	Data Protection		26
	6.24	Transactions with Shareholders		27
	6.25	Disclosure		27
7.	Warranties of Buyer			27
	7.1	Organization		27
	7.2	Power and Authority		27
	7.3	Solvency		27
8.	Remedies			28
	8.1	Buyer’s Remedies		28
	8.2	Limitation of Sellers’ Liability		28
		8.2.1	Monetary Limitations	28
		8.2.2	Time Limitations	28
		8.2.3	Other Limitations of Sellers’ Liability	29
	8.3	W&I Insurance		30
9.	Certain Undertakings			31
	9.1	Conduct of Business between Signing and Closing		31
	9.2	Obligation to Inform Buyer		32
	9.3	Post-Closing Items		33
	9.4	Confidentiality and Announcements		33
	9.5	Restrictive Covenants		34
	9.6	Release		35
10.	Miscellaneous			35
	10.1	Notices		35
	10.2	Sellers’ Representative		36
	10.3	Schedules Incorporated		37
	10.4	Entire Agreement		37
	10.5	Interpretation		37
	10.6	Amendments and Waivers		37
	10.7	Severability		37
	10.8	Assignment		37
	10.9	Transfer Taxes		38
	10.10	Governing Law		38
	10.11	Arbitration		38
	10.12	Counterparts of Agreement		38

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SCHEDULES

Schedule A	Sellers and Ownership in the Company

Schedule C	External Financing Arrangements

Schedule D	W&I Insurance

Schedule 1.5	Annual Accounts

Schedule 1.18	Disclosure Materials

Schedule 1.36	Material Agreements

Schedule 5.5(a)(i)	Form of Bring Down Disclosure

Schedule 5.5(a)(v)	Form of Transfer Agreement regarding Capital Loans from Ilmarinen and Finnvera

Schedule 5.5(a)(vii)	Form of Resignation Letter

Schedule 5.5(a)(viii)	Form of Waiver regarding the Estonian Subsidiary

Schedule 5.5(a)(ix)	Form of Transfer Agreement regarding the Algerian Affiliate

Schedule 9.5(b)	Current Investments and Positions of Sellers

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SHARE SALE AND PURCHASE AGREEMENT

THIS SHARE SALE AND PURCHASE AGREEMENT (the Agreement) is entered into on 17 May 2022, by and between

1.	The persons and entities listed in Schedule A (each individually a Seller and jointly the Sellers);

and

2.	Clearfield Finland Oy, a limited liability company incorporated and existing under the laws of Finland, having its registered domicile in Helsinki and the business identity code 3285629-2 (Buyer).

Sellers and Buyer are hereinafter collectively referred to as the Parties and each individually as a Party.

RECITALS

A.

Sellers own 100% of the issued and outstanding shares (the Shares) in Nestor Cables Ltd, a limited liability company incorporated and existing under the laws of Finland, having its registered domicile in Oulu, and the Business ID 2112907-3 (the Company). The Company is engaged in development and manufacturing of fiber optic cable solutions in Northern Europe (the Business).

B.

Buyer is willing to acquire the Shares and the Shareholder Capital Loans from Sellers, and Sellers are willing to sell and transfer the Shares and the Shareholder Capital Loans to Buyer, upon the terms and subject to the conditions set out in this Agreement.

C.	The Group Companies’ current external financing consists of the following arrangements:

(a)

the capital loans with the VDR references 5.1.4.1.6.1–5.1.4.1.6.3 and 5.1.4.1.5.1–5.1.4.1.5.3 in Schedule C (the Shareholder Capital Loans), and the other capital loans set out in Part I of Schedule C, in each case including any accrued and unpaid interest (jointly, the Capital Loans);

(b)

(i) the loans and other financing granted by banks and other institutions set out in Part II of Schedule C, and (ii) the security stockpiling interest subsidy loan (in Finnish: turvavarastointikorkotukilaina) set out in Part III of Schedule C (the Interest Subsidy Loan), in each case including any accrued and unpaid interest (items (i) and (ii) jointly, the Loans);

(c)	the state guarantee (in Finnish: valtiontakaus) pertaining to the Interest Subsidy Loan (the State Guarantee); and

(d)	the security set out in Part IV of Schedule C (the Security).

At Closing, and upon the terms and subject to the conditions set out in this Agreement, (i) the Capital Loans will be purchased by Buyer, (ii) the Loans, which Buyer between the date hereof and the Closing confirms to be repayable, will be repaid, (iii) the State Guarantee will remain in force on its existing terms, and (iv) the Security, which Buyer between the date hereof and the Closing confirms to be released, will be released.

D.

In order to facilitate an efficient process and coverage in the event of inaccuracies in the Warranties (as defined below), Buyer has obtained a buyer-side warranty and indemnity insurance (the W&I Insurance) relating to the Warranties (as defined below). The W&I Insurance policy is attached hereto as Schedule D.

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NOW, THEREFORE, the Parties hereby agree as follows:

1.	DEFINITIONS

As used in this Agreement, the following capitalized terms have the following meanings:

1.1	Accounting Principles

means the generally accepted accounting principles in Finland, which are subject to applicable Laws, including the Finnish Accounting Act (1336/1997, as amended) and the Finnish Accounting Decree (1339/1997, as amended), as consistently applied by the Company.

1.2	Affiliate

means with respect to any natural or legal person, any other natural or legal person that directly or through one or more intermediaries controls, is controlled by, or is under common control with such person, provided, however, that (i) none of the Group Companies shall be considered an Affiliate of Sellers and (ii) each of the Group Companies shall as of the Closing be considered an Affiliate of Buyer.

1.3	Agreement	means this Share Sale and Purchase Agreement and the Schedules hereto.

1.4	Algerian Affiliate

means SARL Nestor Cables Algerie, a limited liability company incorporated and existing under the laws on Algeria, having its registered domicile in the Province of Algiers, Algeria, and the registration number 16 B 1042516 16 / 00.

1.5	Annual Accounts	means the audited statutory consolidated financial accounts of the Company as at, and for the period ending, on the Locked Box Date, attached as Schedule 1.5 hereto.

1.6	Authority Approval	has the meaning set out in Section 5.2(a).

1.7	Bring Down Disclosure

means a review of the Warranties given at Closing by the individuals referred to in the definition of “Sellers’ Knowledge” immediately prior to the Closing Date to identify any facts or circumstances, which occur and become known to said individuals, in each case, between the date hereof and the Closing Date, constituting a breach of any of the Warranties given at Closing.

1.8	Business	has the meaning set out in the Recitals, Section A.

1.9	Business Day	means a day other than Saturdays, Sundays and public holidays on which banks are generally open for business in Finland and the United States (excluding internet banking).

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1.10	Business Warranties	means the Warranties which are not Fundamental Warranties.

1.11	Buyer	has the meaning set out in the introductory paragraph of this Agreement.

1.12	Capital Loans	has the meaning set out in the Recitals, Section C.

1.13	Claim	means any claim for a Loss made by Buyer against a Seller or Sellers in respect of any breach of this Agreement.

1.14	Closing	means the consummation of the sale and purchase of the Shares and the Shareholder Capital Loans and certain other transactions as set out in Section 5.

1.15	Closing Date	means the date set out in Section 5.1(a).

1.16	Company	has the meaning set out in the Recitals, Section A.

1.17	Confidential Information

means any and all non-public information of any kind or nature whatsoever, whether written or oral, including, without limitation, financial information, trade secrets, client lists and other proprietary business information regarding the Business, the Group Companies, any Seller or Buyer, or any of their Affiliates, as the case may be.

1.18	Disclosure Materials

means all the documents and the written Q&A made available by Sellers (or their advisors or representatives) to Buyer (or its advisors or representatives) prior to the date hereof in the virtual data site administered by Datasite LLC, as listed in Schedule 1.18 and as contained in the USB drive or other medium to be delivered by Sellers to Buyer at the Closing.

1.19	Encumbrance

means any pledge, mortgage, lien, retention of title or other security interest of any kind, including commitments which may create the same; or any right of pre-emption or redemption, consent, right of first refusal, call option or other similar right.

1.20	Estonian Subsidiary	means Nestor Cables Baltics OÜ, a limited liability company incorporated and existing under the laws of Estonia, having its registered domicile in Keila, Estonia, and the registry code 14281787.

1.21	Fairly Disclosed

means that a risk, fact, matter, occurrence, event or circumstance constituting a deviation from or inaccuracy in any Business Warranties is disclosed in this Agreement or the Disclosure Materials in such manner that a reasonable and professional buyer would understand the existence of, and be able to assess, such risk, fact, matter occurrence, event or circumstance and that it constitutes a deviation from or inaccuracy in such Business Warranty, without having to draw conclusions from several documents or other sources.

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1.22	Fundamental Warranties	means the Warranties set out in Sections 6.1–6.4 and Section 6.24.

1.23	Group Companies	means the Company and the Estonian Subsidiary.

1.24	Independent Expert	has the meaning set out in Section 4(d).

1.25	Intellectual Property Rights

means the copyrights, trade and service marks, trade names, rights in logos and get-up, inventions, registered designs, design rights, patents, utility models, all rights of whatsoever nature in computer software and any other intellectual property rights, in every case in any part of the world and whether or not registered; and including all granted registrations and all applications for registration in respect of any of the same.

1.26	Interest Subsidy Loan	has the meaning set out in the Recitals, Section C

1.27	IT Systems	has the meaning set out in Section 6.11(a).

1.28	Law	means any applicable law, order, decree, ordinance, statute, regulation, rule or directive in force from time to time.

1.29	Leakage	means the occurrence of any of the following during the Locked Box Period (whether paid or payable before, on or after the Closing):

a)	any payment or distribution of dividend or profits, or any other transfer of value, paid or made by a Group Company to any Seller or any Affiliate or Related Party of a Seller irrespective of whether in cash, assets or any other form;

b)	any amounts paid by a Group Company to a Seller or any Affiliate or Related Party of a Seller in respect of any share capital, shares or other securities or equity interests of a Group Company being redeemed, purchased or repaid, or any other return of capital;

c)	any waiver or release by a Group Company of any amount owed to such Group Company by a Seller or any Affiliate or Related Party of a Seller;

d)	any assumption by a Group Company of any liabilities of a Seller or any Affiliate or Related Party of a Seller, to the extent the Group Company is not fully compensated for such assumption or release on arm’s length terms;

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e)	any future benefits granted by a Group Company to any Seller or any Affiliate or Related Party of any Seller outside the Ordinary Course of Business;

f)	any payment of management, monitoring, service or similar fees by a Group Company to a Seller or any Affiliate or Related Party of a Seller;

g)	any break or prepayment fees or other irregular or unscheduled payments payable by a Group Company under the Loans, the Capital Loans or any other loan or financing arrangement of a Group Company relating to the transactions contemplated under this Agreement;

h)	any payment by a Group Company of any transaction, exit or stay-on bonus or other similar incentive payment to any director or employee of a Group Company relating to the transactions contemplated under this Agreement;

i)	any payment by a Group Company of any advisor fees or transaction costs of a Seller or any Affiliate or Related Party of a Seller relating to this Agreement or the transactions contemplated hereunder;

j)	any payment or distribution of funds or assets in breach of applicable Laws; or

k)	any binding undertaking, resolution or agreement by a Group Company to effect any payment or action described above,

excluding, in each case, any Permitted Leakage. When determining the amount of Leakage, any Tax effects (including actual Tax payable or deductible or other possible actual liability or benefit resulting from any such payment, waiver, or other action) to a Group Company will be taken into account.

1.30	Loans	has the meaning set out in the Recitals, Section C.

1.31	Locked Box Date	means 31 December 2021.

1.32	Locked Box Period	means the period starting at 00:01 hours (EET) on 1 January 2022 and ending upon the Closing.

1.33	Long-Stop Date	has the meaning set out in Section 5.4(a).

1.34	Loss	has the meaning set out in Section 8.1(a).

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1.35	Material Adverse Effect

means any event, change, circumstance or effect that has (or will have) a material adverse effect on the business, financial condition, assets, operations, liabilities or results of operations of the Group Companies taken as a whole. The word ”material” shall, for the purpose of this definition, be interpreted as an adverse change/effect (i) of EUR 150,000 or more on the annual EBITDA of the Group Companies (net of any off-setting positive effects) or (ii) that is a consequence of the Interest Subsidy Loan (or a corresponding interest subsidy loan with some other financial institution) or the State Guarantee no longer being valid for the benefit of the Group Companies.

1.36	Material Agreements	means the following contracts, agreements, arrangements or other obligations binding on the Group Companies:

a)	customer agreements which have an annual turnover (including VAT) exceeding EUR 300,000 during the twelve-month period ending on the Locked Box Date;

b)	supply or purchase agreements which have involved an annual economic commitment by the Group Companies exceeding EUR 300,000 (including VAT) during the twelve-month period ending on the Locked Box Date; and

c)	agreements that are otherwise material for the business of the Group Companies,

as non-exhaustively (and for convenience only) listed in Schedule 1.36.

1.37	Notified Leakage	has the meaning set out in Section 4(a).

1.38	Ordinary Course of Business	means the ordinary course of business of the Group Companies as a going concern at Signing, as conducted consistently with past practices.

1.39	Owned IP Rights	has the meaning set out in Section 6.10(b).

1.40	Party	means any of Sellers or Buyer.

1.41	Permitted Leakage	means:

a)	payments or reimbursement of costs and expenses paid or to be made by a Group Company to any member of the board of directors of such Group Company in the Ordinary Course of Business and at arm's length;

b)	salaries, remunerations, fees and reimbursement of costs and expenses paid or to be made to the employees and officers of any Group Company in accordance with their terms of employment or service, or any existing remuneration or reimbursement policy of any Group Company, including the salary increases set out in index no. 5.1.16.11;

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c)	any action undertaken or to be undertaken at the written request of Buyer or pursuant to or in accordance with this Agreement;

d)	any repayment of principal and/or interest under the Shareholder Capital Loans in accordance with their terms Fairly Disclosed;

e)	payment of any exit bonuses to certain officers of the Company not exceeding EUR 110,000 (such amount to include any Tax withholdings to be made by the Company); and

f)	any Taxes payable by a Group Company in relation to the above.

1.42	Purchase Price	has the meaning set out in Section 3.1(d).

1.43	Purchase Price (Shares)	has the meaning set out in Section 3.1(a).

1.44	Purchase Price (Shareholder Capital Loans)	has the meaning set out in Section 3.1(c).

1.45	Related Party	means a related party as defined in Section 3 of the Finnish Act on the Recovery of Assets to a Bankruptcy Estate (758/1991, as in force on the date hereof).

1.46	Security	has the meaning set out in the Recitals, Section C.

1.47	Seller; Sellers	has the meaning set out in the introductory paragraph of this Agreement.

1.48	Sellers’ Knowledge	means the knowledge of Mauri Visuri, Markku Rentto, Jarmo Rajala, Sakari Määttä, and the Company’s board of directors, after due inquiry with Aki Eklund, Lassi Siivola, and Jari Virkkunen.

1.49	Sellers’ Representative	has the meaning set forth in Section 10.2.

1.50	Shareholder Capital Loans	has the meaning set out in the Recitals, Section C.

1.51	Shares	has the meaning set out in the Recitals, Section A.

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1.52	Signing	means the signing of this Agreement on the date hereof.

1.53	Signing Date	means the date of this Agreement.

1.54	State Guarantee	has the meaning set out in the Recitals, Section C.

1.55	Tax

means all income tax, value added tax, transfer tax, withholding tax and any other direct or indirect taxes and tax-like charges (including employment pension contributions, unemployment insurance contributions, employer’s liability components, social security contributions and customs duties) and any similar payments imposed by any tax or other authority, including all penalties, fines, tax increases and interest related thereto.

1.56	Warranty, Warranties	means the warranties of Sellers set out in Section 6.

1.57	W&I Insurance	has the meaning set out in the Recitals, Section D.

The definitions set forth or referred to above apply equally to both the singular and plural forms of the terms defined. The words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation”. All references herein to Sections, Subsections and Schedules are deemed to be references to Sections and Subsections of, and Schedules to, this Agreement unless the context otherwise requires. Unless the context otherwise requires, any reference to any contract, instrument or Law is a reference to it as amended and supplemented from time to time. Any reference in this Agreement to a “day” or a number of “days” (without the explicit qualification of “Business”) is to be interpreted as a reference to a calendar day or number of calendar days. Unless a contrary indication appears, any reference in this Agreement to a time of day is a reference to Helsinki (EET) time.

2.	SALE AND PURCHASE OF SHARES AND SHAREHOLDER CAPITAL LOANS

2.1	Object of Sale

Upon the terms and subject to the conditions set out herein, Sellers shall sell to Buyer and Buyer shall purchase from Sellers the Shares and the Shareholder Capital Loans free from any Encumbrances at the Closing.

2.2	Transfer of Ownership

The full and unrestricted ownership of and title to the Shares and the Shareholder Capital Loans, free and clear of any Encumbrances, shall pass from Sellers to Buyer at the Closing against payment of the Purchase Price. Sellers confirm that no share or interim share certificates have been issued with respect to any of the Shares.

2.3	Waiver of Certain Rights

Sellers hereby waive any and all rights of pre-emption (in Finnish: lunastusoikeus) over any of the Shares and any other rights which restrict the valid transfer of the Shares or the Shareholder Capital Loans free from Encumbrances, or which otherwise may prevent the fulfilment of this Agreement, whether such restriction is conferred on Sellers by the Company’s articles of association, any shareholders’ agreement, or otherwise.

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3.	PURCHASE PRICE

3.1	Purchase Price and Payment

(a)	If the Closing takes place on or before 31 May 2022, the purchase price for the Shares (the Purchase Price (Shares)) is an amount equal to the aggregate of:

(i)	EUR 7,947,500;

minus

(ii)	an amount equal to the Notified Leakage (if any);

minus

(iii)	50% of EUR 168,000, constituting the premium, underwriting fees, compensation to the insurance broker, if any, and any related Tax payable in relation to the W&I Insurance.

(b)	If the Closing takes place on or after 1 June 2022, the Purchase Price (Shares) is an amount equal to the aggregate of:

(i)	EUR 7,947,500;

plus

(ii)	an amount equal to an interest of 2% per annum (actual days/365) on the EUR 7,947,500, calculated for the period starting on 1 June 2022 and ending upon the Closing Date;

minus

(iii)	an amount equal to the Notified Leakage (if any);

minus

(iv)	50% of EUR 168,000, constituting the premium, underwriting fees, compensation to the insurance broker, if any, and any related Tax payable in relation to the W&I Insurance.

(c)

The purchase price for the Shareholder Capital Loans (the Purchase Price (Shareholder Capital Loans)) is an amount equal to the principal amount under the Shareholder Capital Loans plus the unpaid interest accrued thereon in accordance with the terms of the Shareholder Capital Loans up to and including the Closing Date.

(d)	The Purchase Price (Shares) and the Purchase Price (Shareholder Capital Loans) are jointly referred to as the Purchase Price.

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(e)

Sellers shall provide Buyer with a calculation of the Purchase Price, together with the statement referred to in Section 4(a) setting out any Notified Leakage, no later than five (5) Business Days prior to the Closing Date.

(f)	The Purchase Price is payable by Buyer at the Closing in immediately available funds (in euros) to a bank account notified by Sellers to Buyer in writing prior to the Closing Date.

(g)	The Purchase Price shall be allocated among Sellers as set out in Schedule A.

4.	LEAKAGE

(a)

No later than five (5) Business Days prior to the Closing Date, Sellers shall deliver to Buyer a statement setting out the nature and amount of any Leakage known to Sellers (any Leakage so notified constituting Notified Leakage). Sellers shall prepare this statement of Notified Leakage in good faith and deliver it together with such details that are required by Buyer to enable it to reasonably assess the Notified Leakage.

(b)

Except for the Notified Leakage already taken into account in the determination of the Purchase Price in accordance with Section 3.1(a), Sellers shall indemnify Buyer in respect of, and shall be liable to pay to Buyer an amount (on a euro-for-euro basis) in cash corresponding to, any Leakage notified by Buyer within the time limits set forth below in this Section 4(b). Buyer is entitled to require payment from Sellers, and Sellers shall pay to Buyer (or a Group Company, if so designated by Buyer), an amount equal to such Leakage, provided that Buyer has, without undue delay and in any event no later than on 31 December 2022, delivered to the Sellers’ Representative a written notice together with the relevant particulars specifying:

(i)	the nature of the Leakage;

(ii)	the amount required to be paid in respect thereof; and

(iii)	to the extent available to Buyer, such other information as is required by Sellers to enable them to reasonably assess the existence and amount of the Leakage.

(c)

Sellers shall pay to Buyer an amount equal to the Leakage in immediately available funds within 10 Business Days after the receipt by Sellers of Buyer’s written notice, unless disputed by Sellers in accordance with Section 4(d).

(d)

If Sellers dispute a notification of Leakage delivered by Buyer pursuant to Section 4(b) and the Parties are unable to agree as to whether the Leakage notified therein has occurred, or as to the amount thereof, then Sellers will not be obligated to pay to Buyer the disputed amount of such Leakage until the matter has been settled by Ernst & Young or, in case such firm does not accept the appointment, a reputable and independent public accountant jointly agreed upon by the Parties (the Independent Expert). The Independent Expert shall seek to render a decision together with a statement of reasons thereof within 40 Business Days of the submission of any dispute concerning the determination of the Leakage. The decision may include the acceptance of either Party's proposal for the amount of the Leakage, or a determination of any amount between the two proposals. Save for clear and manifest errors affecting the substance of the decision, the decision of the Independent Expert shall be final and binding upon the Parties, without recourse to any legal proceedings, and Seller(s) shall pay to Buyer any Leakage in accordance with such decision of the Independent Expert.

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(e)

The fees and expenses of the Independent Expert shall be borne by the Parties in proportion to the amounts by which their respective proposals on the Leakage differ from the final determination of such amount by the Independent Expert.

5.	CLOSING

5.1	Closing

(a)

The Closing shall occur on the tenth (10th) Business Day following the fulfillment (or waiver) of the conditions set forth in Section 5.2, or on such other date as may be agreed between Sellers and Buyer in writing (the Closing Date).

(b)	The Closing will take place on the Closing Date starting at 10 a.m. or at such other time as may be agreed between Sellers and Buyer in writing.

5.2	Conditions Precedent

(a)

The obligation of the Parties, unless waived by the Parties, to proceed to the Closing and to consummate the actions set out in Section 5.4(a) is subject to the fulfilment, on or before the Closing Date, of the condition that Buyer has received the approval from the Ministry of Economic Affairs and Employment of Finland under the Finnish Act on the Screening of Foreign Corporate Acquisitions in respect of the transaction contemplated under this Agreement (the Authority Approval).

(b)	The obligation of Buyer, unless waived by Buyer, to proceed to the Closing and to consummate the actions set out in Section 5.4(a) is subject to:

(i)	there not having occurred, on or before the Closing Date, a material breach of the Sellers’ covenants and undertakings or the Warranties set forth in this Agreement; and

(ii)	there not having occurred, on or before the Closing Date, any Material Adverse Effect.

5.3	Efforts to Complete

(a)

Buyer shall, without unreasonable delay after the Closing, make such filings to the Ministry of Economic Affairs and Employment of Finland Authority Approval as it deems necessary to obtain the Authority Approval.

(b)	Sellers shall provide, without unreasonable delay, such information and assistance as Buyer may reasonably request to receive the Authority Approval.

(c)	Sellers shall ensure that the conditions precedent for the Closing set out in Section 5.2(b) remain fulfilled until the Closing.

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5.4	Long-Stop Date

(a)

If the Closing has not taken place by 30 September 2022 (the Long-Stop Date), each of the Parties may terminate this Agreement upon written notice to the other Party; provided, however, that Buyer or Sellers, as applicable, shall not be entitled to terminate this Agreement if the failure for the Closing to take place by such time is due to a breach of this Agreement by (x) Buyer in the case of termination by Buyer or (y) any Seller in the case of termination by Sellers.

(b)

A Party having complied with its obligations under this Agreement is not liable for any loss caused by the termination of this Agreement in accordance with this Section 5.4. Nothing in this Section 5.4 relieves the breaching Party from liability for any prior breach of its obligations set out in Section 5.4 or limits the non-breaching Party’s right to demand specific performance of such obligations by the breaching Party or, in the absence of such specific performance, compensation for loss.

(c)	Sections 9.4 (Confidentiality and Announcements) and 10 (Miscellaneous) shall survive the termination pursuant to this Section 5.4.

5.5	Closing Events

(a)	At Closing, the following events shall take place:

(i)	Sellers shall deliver a written description of the results of the Bring Down Disclosure to Buyer in the form of Schedule 5.5(a)(i);

(ii)

Sellers shall deliver written evidence confirming that Grenkeleasing Oy, Järvileasing Oy, Secto Automotive Oy, and Mobire Eesti As will not terminate their respective leasing agreements with the Group Companies as a consequence of the transactions contemplated under this Agreement;

(iii)

Sellers shall deliver written evidence confirming that the Company had (i) complied with its notification obligations and (ii) received the consents required for the consummation of the transactions contemplated hereunder, in each case as required under the governmental subsidies granted by Business Finland and the Centre for Economic Development, Transport and Environment;

(iv)

Buyer shall procure that the Loans, which Buyer between the date hereof and the Closing has confirmed to be repayable, are fully repaid and settled and the underlying agreements are terminated, and, subject to Buyer complying with its aforementioned obligation, Sellers shall procure that the Security, which Buyer between the date hereof and the Closing has confirmed as to be released, is released in full;

(v)

the Parties shall deliver duly signed copies of the transfer agreements substantially in the form of Schedule 5.5(a)(v) whereby Buyer will purchase from Ilmarinen and Finnvera their respective Capital Loans upon the Closing;

(vi)	Sellers shall confirm the termination of all shareholders’ agreements concerning the Company;

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(vii)

Sellers shall deliver duly signed resignation letters substantially in the form of Schedule 5.5(a)(vii) from the members of the board of directors of the Company, confirming that none of them has any claim against the Company relating to their positions in the board;

(viii)

Sellers shall deliver duly signed letters substantially in the form of Schedule 5.5(a)(viii) from the members of the board of directors of the Estonian Subsidiary, confirming that none of them has any claim against the Estonian Subsidiary relating to their positions in the board and any unpaid compensation in relation thereto;

(ix)

Sellers shall deliver a duly executed copy of the transfer agreement substantially in the form of Schedule 5.5(a)(ix) whereby the Company has sold the Algerian Affiliate to one of the Sellers prior to the Closing;

(x)	Buyer shall pay the Purchase Price to the bank account(s) agreed between Buyer and the Sellers’ Representative;

(xi)

Sellers shall deliver a written statement confirming that allocation of the Purchase Price contained in Schedule A is accepted by all Sellers and correctly and fully reflect any corporate resolution, agreement or similar arrangement concluded among said parties;

(xii)	Sellers shall sell and transfer to Buyer the Shares and the Shareholder Capital Loans free from any Encumbrances; and

(xiii)	the Parties shall sign and execute a closing memorandum, confirming and evidencing the consummation of the actions set out in this Section 5.5(a).

(b)

All actions taken in connection with the Closing will be deemed to have occurred simultaneously as part of a single transaction and the Closing (including any delivery) will not be deemed to have occurred until all such actions have been completed by the Parties.

(c)

Sellers undertake to ensure that, after the due fulfilment of the deliveries at the Closing pursuant to Section 5.5(a), none of the Group Companies has any liabilities under the Loans, which Buyer has confirmed between the date hereof and the Closing to be repayable, and that there are no security interests valid in respect of these Loans.

6.	WARRANTIES OF SELLERS

(a)	Sellers warrant that each Warranty is true and accurate as at the date hereof and the Closing Date (except to the extent any such Warranty refers to another date, in which case as of such other date).

(b)

The Business Warranties are qualified by the disclosures in the Disclosure Material, meaning that Sellers will not be deemed to be in breach of the Business Warranties to the extent a deviation from or inaccuracy in the Business Warranties has been Fairly Disclosed.

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(c)

The Warranties are given by Sellers jointly, except for the Warranties in Section 6.2 and Section 6.3(a), which are given by each Seller separately and only as for their own behalf and, to the extent they concern the Shares or the Shareholder Capital Loans, only with respect to the Shares and the Shareholder Capital Loans sold by such Seller.

6.1	Organization

(a)	Each Group Company is duly organized and validly existing under the Laws of the jurisdiction of its incorporation.

(b)

Each Group Company has full legal and corporate power, capacity and authority to own, possess and operate its assets, property and rights and to carry on its business as conducted at Signing and at Closing.

6.2	Ownership, Power and Authority

(a)

Each Seller has full ownership of the Shares and the Shareholder Capital Loans as set out in Schedule A. The Shares and the Shareholder Capital Loans are transferable to Buyer and are free and clear of any Encumbrance as at the Closing.

(b)	Each Seller, which is a legal person, is duly organized and validly existing under the Laws of the jurisdiction of its incorporation.

(c)

Each Seller has full authority and power to enter into this Agreement and to consummate the transactions contemplated hereby. The execution of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not, where applicable, result in a breach of the articles of association of any Group Company or any Seller, any resolution adopted by the shareholders, the board of directors or other similar body of any Group Company, or require any consent or approval of any Group Company or any Seller, any shareholders or financiers of any Group Company, spouses or other family members, related parties or financiers of Sellers, or other third parties, which consent or approval has not been obtained. This Agreement constitutes a binding obligation of, and is enforceable against each Seller in accordance with its terms and conditions.

(d)

None of Sellers, except for Harri Niemelä who as at the date of this Agreement is subject to enforcement procedure (in Finnish: ulosottomenettely), is insolvent or has discontinued making payments in general or filed a petition for its winding-up, bankruptcy, administration, solvent liquidation or arrangement of debts (in Finnish: velkajärjestely), and no other person has filed such petition or a petition for the forced sale or sequestration of any part of the assets of any Seller.

6.3	Capitalization

(a)

The shareholding in the Company immediately prior to the Closing is as set out in Schedule A. The Shares represent 100% of the issued and outstanding shares in the Company. The Shares have been legally and validly issued, registered, and are fully paid. The Company has not issued any share certificates or interim share certificates in respect of the Shares.

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(a)

The Company owns 100% of the shares (or other ownership interests) in the Estonian Subsidiary. The shares (or other ownership interests) in the Estonian Subsidiary have been legally and validly issued, registered, and are fully paid. No share certificates or interim share certificates have been issued in respect of the shares (or other ownership interests) in the Estonian Subsidiary.

(b)

There are no outstanding option rights, warrants, depository receipts, subscription or pre-emptive rights or other specific rights or securities entitling to or convertible into any shares or equity securities (or other ownership interests) in any Group Company, or contracts, agreements, arrangements or obligations providing for the issuance or the granting of rights to acquire any existing or new shares or securities (or other ownership interests) in any Group Company.

(b)

The shares (or other ownership interests) in the Estonian Subsidiary are upon the Closing free and clear of any Encumbrance. Save for the shares in the Estonian Subsidiary, the Company does not upon the Closing hold, directly or indirectly, any shares or other ownership interests in any legal entities and does not have any branch offices or similar.

(c)	The Estonian Subsidiary does not hold, directly or indirectly, any shares or other ownership interests in any legal entities and does not have any branch offices or similar.

(d)	The shareholder register of the Company included in the Data Room Materials is true, correct and up-to-date.

6.4	Insolvency

No Group Company is insolvent nor has discontinued making payments in general or filed a petition for its winding-up, bankruptcy, administration or solvent liquidation, and no other person has filed such petition or a petition for the forced sale or sequestration of any part of the assets of a Group Company.

6.5	Corporate Documents

(a)

True, complete and current copies of the articles of association and registration certificates for each Group Company have been included in the Data Room Materials. No resolutions have been passed to amend such articles of association or registration certificates or equivalent documents, no material registration filings are pending, and no material resolutions have been passed with respect to any Group Company, which should be, but have not yet been filed for registration.

(b)

All corporate documents of each Group Company (including but not limited to constitutional documents, shareholder registers, minutes of board meetings and general meetings of shareholders and book-keeping material) in all material respects (i) have been and are properly kept and they contain a true and complete record of the matters, which they are required to record under applicable Laws, and (ii) are in the possession of the relevant Group Company.

6.6	Accounts

(a)

The Annual Accounts are complete and correct in all material respects and present a true and fair view of the financial condition, the assets, and the results of the operations of the Group Companies as at and for the period ended on the Locked Box Date and have been prepared in accordance with the Accounting Principles.

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(b)

The Group Companies have no material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise), which should have been included in the Annual Accounts in accordance with the Accounting Principles as per the Locked Box Date. Since the Locked Box Date, the Group Companies have not incurred any material liabilities other than in the Ordinary Course of Business.

(c)

The Annual Accounts are not distorted or affected by inaccurate or inappropriate activations or depreciations or by the results of transactions with Sellers, other shareholders of the Group Companies, any of their Affiliates or family members or related parties or transactions otherwise outside the Ordinary Course of Business.

6.7	Floating charges and guarantees

(a)	Save for as Fairly Disclosed, no floating charges with respect to any Group Company have been pledged.

(b)	Save for as Fairly Disclosed, no bank guarantees have been issued by or for the benefit of any Group Company.

(c)	Other than in the Ordinary Course of Business, there is no outstanding guarantee, indemnity, surety or security given by any Group Company or for the benefit of any Group Company.

6.8	Assets

(a)

Each Group Company has full title to and is in possession of, or has a valid right to use, all of the assets recorded in the Annual Accounts or acquired since the Locked Box Date (except for assets disposed of in the Ordinary Course of Business after the Locked Box Date). The assets are not subject to any Encumbrances required to be included in the Annual Accounts pursuant to the Accounting Principles, except for such Encumbrances recorded in the Annual Accounts or arising in the Ordinary Course of Business after the Locked Box Date.

(b)

Each Group Company owns or has leased all the equipment, machinery and material needed to conduct its business in the Ordinary Course of Business and none of such equipment, machinery or material is owned by Sellers, other shareholders of any Group Company, any of their Affiliates or family members or related parties or any of any Group Company’s employees or directors.

(c)

To Sellers’ Knowledge, the assets of each Group Company recorded in the Annual Accounts are in normal working order considering their age and usage, have been regularly maintained, comply with applicable Laws, and are suitable (subject to normal wear and tear) for the purpose for which they are used in the Business.

6.9	Real Property

(a)	The Group Companies do not own any real property.

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(b)

All leases pursuant to which the Group Companies lease premises used in the Business are included in the Disclosure Materials. These premises are sufficient to carry on the Business in the manner and to the extent conducted immediately before the Signing and the Closing.

6.10	Intellectual Property Rights

(a)

All Intellectual Property Rights necessary to conduct the Business on a standalone basis as conducted on the Signing Date and the Closing Date without the necessity to acquire any additional Intellectual Property Rights at additional cost are owned, licensed to or otherwise lawfully held by the Group Companies without Encumbrances, and can be used by the Group Companies as from the Closing Date without additional limitations and costs.

(b)

All registered Intellectual Property Rights owned by the Group Companies (the Owned IP Rights) have been disclosed in the Disclosure Materials. The Owned IP Rights are owned by the Group Companies free and clear of any Encumbrances, are in force and have not been cancelled or abandoned, expired or otherwise terminated. The relevant Group Company has properly registered and maintained (including payment of all registration and renewal fees) the Owned IP Rights to the extent that they are capable of being registered, and performed all other formalities required by Laws to own, use and develop them. The Group Companies have not granted any licenses with respect to any of the Owned IP Rights that are used in the operation of the Business.

(c)	To Sellers’ Knowledge, none of the Owned IP Rights is being or has been infringed or opposed by any third party.

(d)

The Group Companies, and the conduct of the Business in the extent and in the manner it is conducted immediately prior to the Signing, do not, and have not (i) infringed or misappropriated the rights to Intellectual Property Rights of any third party or (ii) violated the rights of any third party (including rights to privacy or publicity). No Group Company has received written notice from, including, but not limited to, any third party claiming or alleging any such infringement, misappropriation, or violation and, to Sellers’ Knowledge, there are no valid grounds for any bona fide claims by, including, but not limited to, third party alleging such infringement, misappropriation or violation.

(e)	No current or former shareholder, director, officer or employee of any Group Company own or hold any interest in any of the Intellectual Property Rights used by any Group Company.

(f)

No material know-how or Intellectual Property Rights of the Group Companies include any material which is incorporated in or linked (whether statically or dynamically) to any open-source software in a manner that will result in the delivery, license, or disclosure of any source code of any software used or held by the Group Companies to any third party.

6.11	Information Technology

(a)

All information technology systems (including, without limitation, hardware, software, domains and IP addresses) used in the Business (the IT Systems) are owned, licensed to or otherwise lawfully held by the Group Companies and sufficient to conduct the Business on a standalone basis. The IT Systems are not subject to any Encumbrances.

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(b)

All licenses relating to the IT Systems are valid and in full force, and the Group Companies are not in breach of any such licenses. No Group Company has received written notice from any third person alleging that the Group Company is or has been in breach of any such licenses.

(c)	Each Group Company has in place commercially reasonable and tested back-up, business continuity, and disaster recovery plans, procedures and facilities for the IT Systems.

(d)

To Sellers’ Knowledge, none of the IT Systems contain any bug, defect or error that materially and adversely affects, or could reasonably be expected to materially and adversely affect, the value, functionality or performance of any Group Company or the Business.

(e)

No Group Company has in the three (3) years prior to the Signing Date suffered any such material failures or bugs in or break-downs of any computer hardware or software used in connection with the Business which have caused any substantial disruption or interruption to the Business.

(f)

To Sellers’ Knowledge, no Group Company has been subject to any data security related activity or event (including malicious third-party activity such as attempts to circumvent or penetrate the access control mechanisms of any IT Systems or attempts to prevent usage of such IT Systems) which has had an adverse effect on the conduct of the Business, or put at risk the privacy, security or confidentiality of any material information held by any Group Company.

6.12	Agreements

(a)

The true, complete and up-to-date terms of the Material Agreements are included as part of the Disclosure Materials. No written notice of termination or notice of intention to terminate has been received or given in respect of any Material Agreements and, to Sellers’ Knowledge, there are no grounds for prematurely terminating, rescinding, rendering void or adjusting any of such agreements.

(b)	All transactions of the Group Companies have been entered into on an arms’ length basis for the operations of the Group Companies.

(c)

All Material Agreements to which any Group Company is a party, written and/or oral, are in full force and effect in accordance with their respective terms and neither a Group Company nor, to Sellers’ Knowledge, any of the counterparties is or has during the last three (3) years been in breach or default under a Material Agreement. The execution of this Agreement, the consummation of the transactions contemplated hereby and the fulfilment of the terms hereof do not result in a breach of any Material Agreement or entitle any counterparty to terminate any Material Agreement. No party under the Material Agreements has threatened or is, to Sellers’ Knowledge, intending to cease or reduce the provision or purchase of services or products under the Material Agreements.

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(d)

All warranties, indemnities or similar undertaking, direct or indirect, not consistent with fair market terms and customary industry practices granted or offered by or to any Group Company have been Fairly Disclosed.

6.13	Employment Matters and Pensions

(a)

A true and complete list of each Group Company’s employees (on anonymized basis) as at the Signing is set out in Disclosure Materials. The title, salaries, other compensation, benefits and other material terms of employment or service and all applicable collective bargaining and local agreement as at the Signing Date are set forth in the Disclosure Materials.

(b)

All the employment agreements of the Group Companies have been prepared and entered into on the basis of the contract templates included in the Disclosure Materials, and any material deviations from the contract template have been Fairly Disclosed.

(c)

Each Group Company has complied with its obligations under all employment contracts, collective bargaining agreements, and under applicable Laws regarding employment, including without limitation in connection with any terminations of employment relationships and lay-offs. There are no proceedings pending or, to Sellers’ Knowledge, threatening against any Group Company concerning breach of any applicable Laws regarding employment, terminations of any employment relationships or lay-offs, any employment or service contract, or any collective bargaining agreement or cooperation obligation.

(d)

In addition to pension arrangements provided by mandatory applicable pension Laws, there are no pension arrangements in force or otherwise binding upon any Group Company regarding its officers or employees. No Group Company has unfunded or under-funded liabilities in relation to pensions for any former or current employees, officers or board members, which are not fully covered by insurance or for which full provisions have not been made in the Annual Accounts. There are no “defined benefit” type pension benefits granted to any current or former officer, board member or employee of any Group Company.

(e)

No Group Company is liable to make any payment to any former director or employee by way of damages or compensation for loss of office or employment, redundancy or unfair or wrongful dismissal, or pursuant to any agreement on termination of employment, early retirement or any other agreement, or make any payment of employer's liability component (in Finnish: työnantajan omavastuumaksu) for any former directors or employees.

(f)

No occupational health or safety related occurrences have taken place with respect to any employee of any Group Company for which a Group Company could be obligated to pay pension, salary, or other compensation.

6.14	Compliance with Laws and Permits

(a)

The Group Companies have, in full force and effect, all licenses, permits, and other qualifications necessary to carry on its Business in the manner and to the extent conducted before the Signing and the Closing. There is no pending action and, to Sellers’ Knowledge, no threatened action that seeks the revocation of any such license, permit, or other qualification. There are no grounds for the canceling or revocation of any such license, permit or other qualification as a consequence of the consummation of the transactions contemplated under this Agreement.

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(b)	Each Group Company has in all material respects complied with all applicable Laws and regulations and all licenses, permits, and other qualifications, if any, necessary to carry out its Business.

(c)

Neither any Group Company, nor any of its officers, employees nor, to Sellers’ Knowledge, any of its agents and other representatives have used any corporate or other funds or assets for unlawful contributions, payments, gifts or entertainment or made any unlawful expenditures relating to political activity to officials of any authority.

6.15	Competition Matters

(a)

No Group Company (and in respect of the Business, Sellers or any of their Affiliates) has been, and has not been alleged to be, a party to any agreement, concerted practice or arrangement or course of conduct which:

(i)	is or was prohibited by Article 101 or 102 of the Treaty on the Functioning of the European Union; or

(ii)	is or was prohibited by the Finnish Competition Act (948/2011, as amended),

as in force at the time of the conduct.

(b)

No Group Company (and in respect of the Business, Sellers or any of their Affiliates) has made any notification or application for guidance, exemption or negative clearance to any Finnish regulatory authority dealing with competition issues, the European Commission or any other competition authority.

(c)

No Group Company (and in respect of the Business, Sellers or any of their Affiliates) has, in relation to competition Law, given any undertaking to any competition authority or court, or been subject to any order by any competition authority or court.

6.16	Anti-Bribery and Corruption

(a)	No Group Company (and in respect of the Business, Sellers or any of their Affiliates) has directly or indirectly:

(i)	induced a person to enter into an agreement or arrangement with any Group Company by means of an unlawful payment, contribution, gift or other inducement;

(ii)	offered or made an unlawful payment, contribution, gift or other inducement to a government official or employee; or

(iii)	made an unlawful contribution to a political activity.

(b)	No Group Company (and in respect of the Business, Sellers or any of their Affiliates) has not directly or indirectly:

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(i)	given, promised, offered or authorized; or

(ii)	accepted, requested, received or agreed to receive,

any payment, gift, reward, rebate, contribution, commission, incentive, inducement or advantage to or from any person, in contravention of any Laws.

6.17	Litigations

(a)

Save for the claims presented by Naficon Liitin Oy on 4 November 2021 and 18 January 2022, and the two settled employment disputes, both on 7 October 2019, no Group Company is involved, or has been involved over the past three (3) years, in any legal or administrative proceedings or investigations involving an exposure to the Group Companies in excess of EUR 10,000, nor is there, to Sellers’ Knowledge, any threat of such legal or administrative proceedings or investigations. There is no outstanding judgement, ruling, arbitral award, or other decision applicable to any Group Company or the Business or otherwise affecting them.

(b)

All (i) customer complaints that are outstanding as at the date of this Agreement and that may involve an exposure to any Group Company in excess of EUR 10,000 or that may otherwise be considered material for any Group Company or the Business and (ii) other written indications of material dissatisfaction that have been received or made by any Group Company over the past three (3) years, are Fairly Disclosed.

6.18	Taxes

(a)

Each Group Company has (i) filed all Tax returns, reports and other filings required to be filed with the relevant authorities as and when required to be filed, and (ii) has withheld and paid in due time all Taxes required to have been paid by such Group Company. All such Tax returns, reports, and other filings are complete and correct.

(b)

The Group Companies have no liabilities (whether actual or contingent) for unpaid Taxes (i) pertaining to the period prior to the Locked Box Date, except for Taxes accounted for in the Annual Accounts or (ii) pertaining to the Locked Box Period, except for Taxes incurred in the Ordinary Course of Business.

(c)

The Group Companies have not been granted any waiver or extension by any relevant authority of any period of limitation governing the time of the filing of any Tax returns or reports or the time of the payment, withholding, collection or assessment of any Taxes.

(d)	There are no Tax-related audits, proceedings, consultations, or discussions initiated, resolutions pending, or, to Sellers’ Knowledge, threatened against any Group Company.

(e)	All transactions entered into by a Group Company have been on arm’s length terms.

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6.19	Absence of Certain Events

Since the Locked Box Date and until the Signing, the Business has been operated only in the Ordinary Course of Business, consistent with past practice, and there have not been any materially adverse developments as part of or affecting the Business. In particular, the Group Companies have:

(a)	not acquired, disposed of or created any Encumbrance over any asset with a value in excess of EUR 25,000, or incurred any liabilities or destruction or loss of any such asset;

(b)

not acquired, disposed of or created any Encumbrance over any shares or interest in any other entity or agreed to do the same, or agreed, resolved on or approved a plan to enter into a merger or a demerger arrangement with any other entity;

(c)	not granted any guarantee or similar commitment, except in the Ordinary Course of Business;

(d)	not waived, discharged, settled or transferred any claim or right with a value in excess of EUR 25,000, or initiated any litigation or other dispute resolution proceeding;

(e)	not issued or redeemed (be it by voluntary or involuntary redemption) any shares;

(f)	not changed any accounting methods or practices;

(g)

not incurred or made any commitments to incur capital expenditures in excess of EUR 50,000 in the aggregate (for clarity, the capital expenditures approved in index no. 5.1.16.7.33 shall be considered Fairly Disclosed);

(h)	not incurred new indebtedness in excess of EUR 25,000 or entered into guarantees for debt of third parties, in each case other than in the Ordinary Course of Business;

(i)

not dismissed any of its key employees or officers, or changed the terms of service or employment (including increase of remuneration, except as set out in index no. 5.1.16.11) of any of its employees or officers, other than in accordance with applicable Laws or the relevant employment or service contracts, or adopted or amended any profit-sharing, bonus scheme or incentive program except in the Ordinary Course of Business;

(j)	not declared, resolved on, paid or made any dividends or other distributions to any holder of its Shares;

(k)	not terminated any relationship with any material customer, supplier or partner;

(l)	not made any material changes to the invoicing or cash management policies (including collection of receivables and payment of account payables and making of prepayments or other advances); and

(m)	not committed to any of the above.

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6.20	Subsidies and Grants

The Group Companies have complied with all terms and conditions of all subsidies, grants or other similar benefits received by them. The Group Companies have not received any governmental subsidies or other form of public financial support, grants, guarantees or benefits which can be reclaimed or be subject to claw-back due to the change of ownership in the Group Companies resulting from the transactions contemplated hereunder.

6.21	Environmental Matters

(a)	The Group Companies have complied with all applicable environmental Laws, licenses and permits, and have not received any written notice of any non-compliance with such Laws, licenses or permits.

(b)

The Group Companies are not engaged in any pending litigation, investigation or administrative proceeding in relation to any environmental Laws, licenses or permits and to Sellers’ Knowledge, there is no threat thereof.

(c)

The Group Companies are not liable for any clean-up or other remediation acts in respect of pollution caused by any Group Company on any land or real property currently or formerly owned, leased or used by the Group Companies.

6.22	Insurance

(a)	All insurance policies held by the Group Companies have been included in the Disclosure Materials.

(b)

Each Group Company has paid the premiums under its insurance policies when due, and all insurance policies taken by the Group Companies are in full force and effect and their validity is not affected by the Closing. Each Group Company and the Business are covered by an insurance policy that has been issued by a financially sound insurance company and, taken as a whole, provides customary insurance coverage for the Group Companies against risks normally insured against in operations and locations similar to those of the Group Companies.

(c)	There are no insurance claims pending or outstanding and, to Sellers’ Knowledge, no such claims are (i) threatened and (ii) no circumstances exist which are likely to give rise to any such claims.

6.23	Data Protection

(a)

Each Group Company is and has been in all material respects in compliance with all applicable data protection Laws and have the relevant rights to process all customer, invoicing, contractor and employee data used by each Group Company for the purposes required to operate the Business. Any use of customer, invoicing, contractor or employee data by any Group Company as used prior to the Closing does not constitute a breach of any applicable Law.

(b)

To Sellers’ Knowledge, no Group Company has been subject to any data breaches or other malicious activity related to the personal data or other sensitive or confidential information held by a Group Company.

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6.24	Transactions with Shareholders

(a)

There are no outstanding debts or other legal obligations or rights between any Group Company and any Group Company’s shareholders or their Affiliates or family members or Related Parties, other than those disclosed in the Disclosure Materials.

(b)

No Group Company has not entered into any transaction or contract with any of the Group Company’s shareholders or their Affiliates or family members or Related Parties, other than in the Ordinary Course of Business upon arms’ length basis, as disclosed in the Disclosure Materials.

6.25	Disclosure

The Disclosure Materials have been compiled in good faith in order to give a true and fair (however, with respect to any unaudited financial information, a materially fair and true) view of the Group Companies and the Business. To Sellers’ Knowledge, the Disclosure Materials (a) are true and correct in all material respects as to factual matters and not misleading, and (b) to Sellers’ Knowledge, do not omit to disclose any matter, circumstance or liability which materially and adversely affects any Group Company or the Business or would otherwise be deemed material to a reasonable buyer of the Shares and the Shareholder Capital Loans.

7.	WARRANTIES OF BUYER

Buyer hereby gives to Sellers the warranties set out in Section 7 as at the Signing and at the Closing.

7.1	Organization

Buyer is duly organized and validly existing under the Laws of the jurisdiction of its incorporation and has full corporate power and all necessary approvals, authorizations, licenses and permits to carry on its businesses as conducted on the Closing Date.

7.2	Power and Authority

Buyer has full legal and corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of the articles of association of Buyer or any resolution adopted by the general meeting of shareholders, the board of directors or other similar body of Buyer, or require any consent or approval of the shareholders of Buyer, which consent or approval has not been obtained. This Agreement constitutes a binding obligation of and is enforceable against Buyer in accordance with its terms and conditions. No filing, registration, authorization, consent or approval or filing with any governmental authority or court is necessary to enable Buyer to enter into, and to perform its obligations under, this Agreement, save for the Authority Approval.

7.3	Solvency

Buyer is not insolvent, nor has it discontinued making payments in general or filed a petition for its winding-up, bankruptcy, administration or solvent liquidation, and no other person has filed such petition or a petition for the forced sale or sequestration of any part of the assets of Buyer. At the Closing, Buyer has without delay sufficient funds available to purchase the Shares and the Shareholder Capital Loans pursuant to this Agreement and to complete the transactions contemplated by this Agreement.

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8.	REMEDIES

8.1	Buyer’s Remedies

(a)

Subject to the limitations set out in Section 8.2 below, Sellers hereby agree to indemnify and hold harmless Buyer or (at Buyer’s discretion) the any Group Company of any direct and reasonably foreseeable indirect loss, deficiency, liability, damage, cost, or expense (including expenses of investigation, advisors and legal expenses) (the Loss) incurred or suffered by Buyer or any Group Company as a result of any breach by Sellers of any of the Warranties or any other terms of this Agreement.

(b)

If the Closing has occurred, any amount payable to Buyer or any Group Company under this Section 8 shall, to the extent possible, be treated for all purposes as a reduction of the Purchase Price. No remedy under the Finnish Sale of Goods Act (355/1987, as amended) or other Law is available to Buyer, provided, however, that the right to seek specific performance and injunction shall not be excluded in the event of a breach by a Party of Section 5 (Closing) or Section 9 (Certain Undertakings).

8.2	Limitation of Sellers’ Liability

8.2.1	Monetary Limitations

(a)	Each Seller’s liability under this Agreement shall be limited to the pro rata share of the Purchase Price it is entitled to.

(b)

Buyer’s right to indemnification in respect of Sellers’ breach of the Business Warranties shall be limited to EUR 10,000,000, which amount shall constitute Sellers’ aggregate maximum liability under the Business Warranties, and each Seller shall be liable for Losses up to its pro rata share of this limit based on its respective entitlement to the Purchase Price.

(c)

Buyer has no right to indemnification in respect of Sellers’ breach of the Business Warranties, unless the Loss or the aggregate amount of the Losses, subject to any limitations under this Section 8.2, exceeds EUR 75,000. If the aggregate amount of Losses exceeds such threshold, Buyer shall have the right to indemnification for the whole amount of such Losses (and not only the amount of Losses exceeding such threshold), subject to the other limitations provided in this Section 8.

(d)

No individual Loss or series of Losses, in each case, in respect of Sellers’ breach of the Business Warranties, arising from substantially identical facts or circumstances, the amount of which is less than EUR 10,000 will be taken into account when establishing the amount of a Loss in respect of Sellers’ breach of the Business Warranties or the aggregate amount of such Losses.

8.2.2	Time Limitations

No Claim may be made with respect to a Loss resulting from a breach of any of the Business Warranties unless notice in writing of any such Claim has been given by Buyer to Sellers, accompanied by reasonably available particulars thereof specifying the nature of the breach and amount of the Loss, to the extent available to Buyer:

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(a)	in respect of Section 6.18 (Taxes), not later than 84 months after the Closing Date; and

(b)	in respect of the other Business Warranties, not later than 24 months after the Closing Date.

8.2.3	Other Limitations of Sellers’ Liability

(a)	Sellers’ liability under this Agreement shall be several, not joint, and such liability shall be divided among Sellers pro rata to their respective entitlements to the Purchase Price.

(b)

A Loss, which is contingent, shall not constitute a Loss unless and until such contingent Loss becomes an actual Loss (for the avoidance of doubt this shall not limit Buyer from making a Claim with respect to such contingent Loss in order to prevent lapse of the time periods set forth in Section 8.2.2 and then finalizing such Claim after it has ceased to be contingent).

(c)

To the extent that a Loss is actually a Tax-deductible item that results in a cash tax saving in the respective period or otherwise actually leads to a cash tax saving for Buyer or any Group Company, the Loss recovered by Buyer hereunder shall be reduced by an amount equivalent to the Loss multiplied by the applicable Tax rate.

(d)	Sellers shall not be liable for a Loss under this Agreement more than once (whether based on the same or a different Warranty or other provision under this Agreement).

(e)	Sellers shall not be liable for a Loss:

(i)	to the extent that a specific provision or specific allowance for the Loss has been made in the Annual Accounts;

(ii)

to the extent Buyer or the Group Companies actually receive compensation under a policy of insurance or otherwise from any third party, or, if such compensation or recovery has been received after Buyer or the Group Companies has been compensated under this Agreement, Buyer undertakes to refund such compensation or recovery to Sellers to the extent Buyer or the Group Companies are compensated under this Agreement;

(iii)

to the extent that it occurs as a result of the passing of, or change in, any legislation, regulation, administrative practice, policy or generally accepted application of the same by any governmental or other regulatory body after the Closing Date; or

(iv)

if and to the extent such liability would not have arisen in the absence of an act, omission or transaction carried out by Buyer, or persons deriving title from Buyer after the Closing Date in breach of the Buyer’s obligations pursuant to this Agreement, other than pursuant to and in accordance with a legally binding obligation of the Group Companies which was in force on or before the Closing Date or a practice adopted by the Group Companies before the Closing.

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(f)

Buyer shall take reasonable steps (including reasonable efforts to seek to claim compensation under any insurance policies the Group Companies have in place) to mitigate Losses, and Sellers shall not be liable for any Claim to the extent Buyer could have reasonably mitigated any Loss resulting from a breach of this Agreement.

(g)

Notwithstanding anything to the contrary in this Agreement, no limitations of Sellers’ liability under this Section 8 shall apply to Losses resulting from breaches (i) of the Fundamental Warranties or (ii) in the event of fraud, willful misconduct or gross negligence.

8.3	W&I Insurance

(a)	The Parties acknowledge that Buyer has obtained the W&I Insurance providing insurance coverage with respect to the Warranties as set out in the W&I Insurance.

(b)	No Seller is a party to the W&I Insurance, and the insurer is not a party to this Agreement.

(c)

Notwithstanding anything to the contrary in this Agreement, but subject to the provisions of this Section 8.3, the Parties agree that the only remedy available to Buyer for a breach of the Warranties is an insurance claim against the Insurer under the W&I Insurance. Irrespective of whether the W&I Insurance is in force or not and irrespective of whether any claim of Buyer is covered by the W&I Insurance or not, Sellers have no liability to Buyer under any of the Warranties, and this Agreement does not constitute any right for Buyer to make any claims against Sellers (or their Affiliates, directors, officers, employees, agents or advisors) for any breach of any Warranty, regardless of whether or not Buyer is entitled to actually receive compensation under the W&I Insurance, save for the following situations:

(i)

In case of a breach of the Fundamental Warranties, and Buyer not having received full compensation for the Loss caused by such breach under the W&I Insurance after having reasonably exhausted its rights thereunder (to the extent such rights exist), then, subject to the limitations set forth in Section 8.2, Buyer may claim compensation for such unrecovered Loss directly from Sellers, provided, however, that Sellers’ aggregate liability with respect to all Claims under this Section 8.3(c)(i) shall be limited to the amount of the Purchase Price; and

(ii)

Buyer's right to receive compensation for Loss caused as a result of fraud, willful misconduct or gross negligence by any Seller in relation to the Warranties shall not be limited in any way by this Agreement, and Buyer may claim compensation for such unrecovered Loss directly from such Seller (or Sellers) who has given the Warranty subject to such breach.

(d)

For clarity, Buyer’s obligation to reasonably exhaust its rights to receive compensation under the W&I Insurance referred to above shall include all acts which are commercially reasonable taking also into account Sellers’ and the Group Companies’ interests.

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(e)	If there is any conflict or other inconsistency between this Section 8.3 and any other provision of this Agreement, this Section 8.3 shall prevail.

9.	CERTAIN UNDERTAKINGS

9.1	Conduct of Business between Signing and Closing

(a)

In respect of the period between Signing and Closing, each Group Company will operate their business in the Ordinary Course of Business and in all material respects in accordance with all applicable Laws, and Sellers undertake to procure that, except with the prior written consent of Buyer, each Group Company:

(i)

will not amend its articles of association (or other constitutional documents), issue new shares or securities, option rights or other specific rights entitling to or convertible into new shares or securities of any Group Company or reduce or redeem its share capital;

(ii)	will not distribute any dividends or other assets to Sellers or otherwise carry out or permit any Leakage;

(iii)	will not change any accounting practices of any Group Company (unless such change is required by Law or by virtue of a new statement of standard accounting practice);

(iv)	will not acquire or divest any businesses or business assets with a value in excess of EUR 25,000, or any shares or other securities;

(v)	will not incur any capital expenditure in excess of EUR 40,000 or realise any capital asset with a value in excess of EUR 40,000;

(vi)

will not take steps to procure payment by any debtor in advance of the date on which book and other debts are usually payable in accordance with the standard terms of business of any Group Company or (if different) the period generally extended to any particular debtor in which to make payment;

(vii)

will not delay making payment to any trade or other creditors beyond the date on which payment of the relevant debt should be paid in accordance with the credit period generally authorized by the relevant creditors;

(viii)

will not make any material changes to the invoicing and cash management policies (including collection of receivables and payment of account payables and making of prepayments or other advances) of any Group Company;

(ix)

will not dismiss or give notice of termination to any employee or officer of any Group Company or vary their remuneration or other employment terms, other than as required by Law or the related employment or service agreements;

(x)	will not permit the establishment of any Encumbrance over its assets or provide any guarantee or indemnity;

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(xi)

will not create or incur borrowing or indebtedness in the nature of borrowing which cannot be repaid or prepaid without penalty or similar cost to any Group Company (or amend the terms of existing borrowing or indebtedness in the nature of borrowing which results in such borrowing being unable to be repaid or prepaid without such a cost);

(xii)	will not terminate or amend the terms of any of the Material Agreements;

(xiii)	will not sell, license or dispose of any of its Intellectual Property Rights;

(xiv)	will not make any submissions or settle or agree any open matters in respect of any claims or proceedings or reclamations;

(xv)	will not enter into any agreement, commitment or undertaking for the benefit of any shareholders of any Group Company or their Affiliates or Related Parties; or

(xvi)

will not enter into, adopt or make any agreements, decisions or commitments relating to any of the aforementioned Subsections (i) through (xv) (inclusive) or which would otherwise have a similar commercial effect.

(b)	Section 9.1(a) does not restrict or prevent:

(i)	any matter consented to by Buyer in writing (such consent not to be unreasonably denied, delayed or conditioned) or undertaken at the written request of Buyer;

(ii)

any performance of any action undertaken in the Ordinary Course of Business or pursuant to any agreement or arrangement entered into by the Group Companies prior to the date hereof or any resolution or decision taken by the Group Companies and Fairly Disclosed; or

(iii)	any action pursuant to a requirement under applicable Laws or provided for in this Agreement.

(c)

Sellers shall procure that the Group Companies provide Buyer with the financial reports and information, including interim financial statements for the quarter ending on March 31, 2022, as reasonably requested by Buyer in order to comply with regulatory or financial reporting obligations of Buyer.

9.2	Obligation to Inform Buyer

If a Seller prior to the Closing becomes aware of any matter or circumstance that may reasonably be deemed: (a) to be outside the Ordinary Course of Business; (b) to deviate from the information disclosed to Buyer or its professional advisors; or (c) to give rise to a breach of this Agreement (including breach of the Warranties) by Sellers, Sellers shall inform Buyer thereof as soon as possible, in each case to the extent allowed under applicable competition and other Laws.

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9.3	Post-Closing Items

(a)

After the Closing, Sellers undertake to promptly sign and execute all necessary documents, supply Buyer with all necessary information, and take all other actions necessary or reasonably requested by Buyer for the purpose of giving full effect to the terms of this Agreement.

(b)

The Parties undertake that the notifications and other actions with respect to the authorities required after the Closing, including trade register notices, shall be made without undue delay and in any case within the specified time required for each act.

(c)

At the next annual general meeting of the Company, Buyer undertakes to procure that those members of the board of directors of the Company who have resigned or been replaced in connection with the transactions contemplated herein are granted discharge from liability for their management and administration until the Closing Date (or the earlier date of their resignation or replacement), unless otherwise advised by the auditor of the Company.

9.4	Confidentiality and Announcements

(a)

The Parties shall keep, and shall cause their respective Affiliates and advisors to keep, the contents of this Agreement and the transactions contemplated hereunder as well as any negotiations and possible proceedings in relation hereto confidential indefinitely, except as required for the consummation of this Agreement or by any Laws, rulings of competent courts or authorities, or any applicable stock exchange rules, including as to Buyer and its Affiliates, the U.S. Securities Exchange Act of 1934, as amended.

(b)

Each Seller undertakes, on behalf of itself and of its Affiliates, not to disclose or use for any other purpose than the purposes of this Agreement any Confidential Information regarding Buyer or any of its Affiliates or, after the Closing, the Business or any Group Company, which Sellers have received or obtained prior to, or in connection with this Agreement. Buyer undertakes, on behalf of itself and of its Affiliates, not to disclose or use for any other purpose than the purposes of this Agreement any Confidential Information regarding Sellers or any of their Affiliates or, until and including the Closing, any Confidential Information regarding the Business or any Group Company, which Buyer or its Affiliate has received or obtained in connection with this Agreement. Notwithstanding the above, the Parties are not restricted from disclosing Confidential Information to the extent required by Law, ruling of a competent court or authorities, or any applicable stock exchange rules, including as to Buyer and its Affiliates, the U.S. Securities Exchange Act of 1934, as amended.

(c)

If disclosure or use of Confidential Information is required by any Law, ruling of competent court or authority, or applicable stock exchange rule, the Party concerned shall promptly notify, if legally permitted, the other Party of such requirement with a view to consulting with such other Party and taking into account the reasonable requests of the other Party in relation to the content of such disclosure before it is made.

(d)

The Parties will issue a press release in agreed form promptly following the date of this Agreement. Thereafter, all non-mandatory press releases and other public relations activities of the Parties or their Affiliates with regard to the transaction shall be mutually approved in writing by the Parties in advance (which approval shall not be unreasonably withheld, conditioned or delayed); provided, however, each Party may, without consultation or approval of the other Party, make any public statement, issue any press release and make any other public disclosure, so long as such public statement, press release or disclosure is consistent with previous public statements, press releases or public disclosures made by such Party in compliance with this Section 9.4.

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(e)

Notwithstanding anything to the contrary set out in this Agreement, Buyer is entitled to disclose information relating to the transactions contemplated hereunder and this Agreement (i) in connection with claiming compensation or enforcing its rights towards the insurer under the W&I Insurance and (ii) any finance provider of Buyer or its Affiliates.

9.5	Restrictive Covenants

(a)

Without the prior written consent of Buyer, and for a period of 24 months from the Closing Date, each Seller covenants and agrees on his own behalf not to, and shall procure that its Affiliates and Related Parties will not, directly or indirectly engage in, conduct, assist or have any active interest in, own any assets or shares in, or act as an employee, advisor, consultant, or agent to, any person, corporation or entity, which is or is about to become engaged in operations or business that is competing with the Business as conducted by the Group Companies at Closing, including as planned to be conducted and expanded at such time.

(b)	The restrictions set out in Section 9.5(a) shall not prohibit Sellers from:

(i)

investing in publicly listed shares or any other publicly listed financial instruments, provided that such investments do not exceed 2% of the outstanding shares of the relevant publicly listed entity; or

(ii)	holding any of the investments they have made prior the Signing Date or holding any of the positions they hold on the Signing Date, in each case as set out in Schedule 9.5(b).

(c)

Without the written consent of Buyer, and for a period of 36 months from the Closing Date, each Seller covenants and agrees not to, and shall procure that its Affiliates and Related Parties will not, directly or indirectly employ or solicit the employment or service of any employee or director of any Group Company, or take any other measures to entice any of the employees or directors or key suppliers of any Group Company away from the employment or service of such Group Company, provided that nothing herein shall restrict or preclude the employment of any person (i) resulting from hiring practices in the ordinary course of business that are not targeted specifically at an employee or director or the employees of directors of any Group Company; or (ii) if such person approaches any Seller on an unsolicited basis.

(d)

In case of breach by a Seller of the covenants contained in this Section 9.5, which breach cannot be remedied or has not been remedied within ten (10) Business Days of the receipt of a written notice thereof, the breaching Seller shall pay to Buyer immediately by means of liquidated damages an amount equal to 20% of such Seller’s entitlement to the Purchase Price per breach.

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(e)

Where the actual damages suffered by Buyer or any Group Company as a result of a breach of the covenants in this Section 9.5 are greater than the amount of the liquidated damages, Buyer is entitled to receive compensation for the full amount of the damages so suffered.

(f)	Each Seller gives the undertakings in this Section 9.5 on its own behalf, and no Seller can be held liable for a breach of another Seller.

(g)

The breaching Seller be obliged to immediately cease with any actions or omissions giving rise to a breach of the covenants set out in this Section 9.5, even if liquidated damages have been paid by such Seller pursuant to this Section 9.5.

9.6	Release

Effective as of the Closing, each Seller shall, and shall procure that its Affiliates and Related parties shall, irrevocably release all claims of whatever kind or nature, whether known or unknown, which they may have against any Group Company, arising out of, based upon or resulting from any contract, transaction, failure to act or occurrence of any sort or type, and which occurred, existed, was taken, or begun prior to the Closing Date, except for any claims arising under this Agreement or in the Ordinary Course of Business.

10.	MISCELLANEOUS

10.1	Notices

All notices, demands and other communication arising out of or relating to this Agreement are to be in writing in the English language and sent by first class mail or e-mail to the relevant Party at the following address or e-mail or at such other address, or e-mail which has been provided in accordance with this Section 10.1. Notices and other communication will be deemed to have been received by the relevant Party (a) on the third (3rd) Business Day after the day of mailing if sent by first class mail; or (b) on the day of transmission if sent by e-mail, provided that no notice of unsuccessful transmission has been obtained.

If to Buyer:	Clearfield, Inc.
Address:	7050 Winnetka Ave N, Minneapolis
MN 55428, United States
Email:	[redacted]
Attention:	Cheri Beranek

with a copy (which does not constitute a notice) to:

Avance Attorneys Ltd
Address:	Mannerheimintie 20 A
00100 Helsinki, Finland
Email:	[redacted]
Attention:	Ulf-Henrik Kull

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If to Sellers:
The Sellers’ Representative
Address:	c/o Reka Industrial Plc
PL 12 05801, Hyvinkää, Finland
Email:	[redacted]
Attention:	Markku Rentto

with a copy (which does not constitute a notice) to:

JV Lakiasiat Oy
Address:	Lämsäntie 18 A 4
90230 Oulu, Finland
Email:	[redacted]
Attention:	Jouni Vainionpää

10.2	Sellers’ Representative

(a)

Each Seller hereby appoints Markku Rentto (the Sellers’ Representative) as his or its attorney and agent, with power on his or its behalf to take any action required, permitted or, in the absolute discretion of the Sellers’ Representative, desirable or expedient pursuant to or in connection with this Agreement, including power to:

(i)	give any consent, direction or notice to be given by Sellers under or in connection with this Agreement;

(ii)	receive all demands, notices or other communications directed to Sellers under or in connection with this Agreement;

(iii)	represent Sellers in any arbitration proceedings relating to this Agreement with respect to nominating arbitrator(s) for appointment; and

(iv)	agree any amounts due to or from Sellers under this Agreement.

(b)

Any decision, act, consent, instruction or otherwise of the Sellers' Representative in accordance with the terms of and within the authority conferred in this Agreement shall constitute a decision, act, consent, instruction or otherwise of all Sellers and shall be final, binding and conclusive upon each Seller and on their respective estates and successors.

(c)

In the event of the death or incapacity of the Sellers’ Representative, Sellers shall within 30 days thereafter by written notice to Buyer appoint a Seller as his successor who shall agree in writing to accept such appointment in accordance with the terms of this Agreement.

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10.3	Schedules Incorporated

Each Schedule to which reference is made herein and which is attached hereto will be deemed incorporated in this Agreement by such reference.

10.4	Entire Agreement

This Agreement represents the entire understanding and agreement between the Parties with respect to its subject matter and supersedes all prior agreements, understandings, negotiations and communications relating to such subject matter unless otherwise specifically stated in this Agreement. No Party is liable to any other Party or to any third party for any promise, representation, warranty, covenant, provision or practice except as specifically stated in this Agreement.

10.5	Interpretation

(a)	The fact that a Party has drafted or participated in drafting this Agreement or any provisions hereof does not in any way affect the interpretation of this Agreement to the disadvantage of such Party.

(b)	The headings and the table of contents of this Agreement are for convenience of reference only and do not in any way limit or affect the meaning or interpretation of the provisions of this Agreement.

10.6	Amendments and Waivers

(a)

Any amendment to or waiver of this Agreement is to be made in writing and will have no effect before signed by the duly authorized representatives of all Parties or, in the case of a waiver, by the Party waiving compliance with this Agreement.

(b)

Failure by any Party at any time to require performance of any provisions of this Agreement does not in any manner affect its right to enforce the same, and the waiver by any Party of any breach of any provision of this Agreement is not to be construed to be a waiver by such Party of any succeeding breach of such provision or waiver by such Party of any breach of any other provision hereof.

10.7	Severability

If any provision of this Agreement is declared to be invalid or unenforceable, the remaining provisions of this Agreement are not affected thereby but remain in full force and effect and binding upon the Parties. Without prejudice to the aforesaid, the Parties shall attempt through negotiations in good faith to replace the invalid or unenforceable provision with a provision closest to the mutually intended meaning of such provision and the spirit of this Agreement. The failure of the Parties to reach an agreement on a replacement provision does not affect the validity of the remaining part of this Agreement.

10.8	Assignment

(a)

This Agreement and the rights and obligations hereunder are binding upon and inure to the benefit of the Parties and their respective legal successors, and are not assignable by a Party without the other Party’s prior consent in writing, except that Buyer may assign this Agreement or the rights or claims pursuant to this Agreement to any of its Affiliates without prior consent from Sellers.

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(b)	Notwithstanding the above, Buyer may assign this Agreement by way of security and/or charge all or any of its rights and/or claims under this Agreement for the benefit of:

(i)	any financial institution or other person lending money or making other credit facilities available to Buyer or the Group Companies (or their Affiliates);

(ii)	any facility or security agent, security trustee, arranger of finance, receiver or person fulfilling a similar or related role,

as security for obligations owed by Buyer or the Group Companies (or their Affiliates) to such person, and any such beneficiary of security may assign all or any of those rights and/or claims for syndication purposes or for the purpose of enforcing such security assignment or charge.

10.9	Transfer Taxes

Buyer is liable to pay the transfer taxes (in Finnish: varainsiirtovero) levied on the purchase of the Shares and to file all necessary tax returns, forms and similar documents with the appropriate tax authorities.

10.10	Governing Law

This Agreement is governed by and construed in accordance with the Laws of Finland, excluding the application of its conflict of law rules and the Finnish Sale of Goods Act (355/1987, as amended).

10.11	Arbitration

(a)

Any dispute, controversy or claim arising out of or relating to this Agreement or the transactions contemplated herein, or the breach, termination or validity thereof shall be finally settled by arbitration in accordance with the Arbitration Rules of the Finland Chamber of Commerce.

(b)

The number of arbitrators shall be three (3). The seat of arbitration shall be Helsinki, and the language of arbitration shall be English. However, evidence may be submitted and witnesses may be heard in Finnish, to the extent the arbitral tribunal deems appropriate.

10.12	Counterparts of Agreement

This Agreements may be executed and delivered in any number of counterparts whether by original signature or by electronic means, each of which shall be an original but all of which taken together shall constitute one and the same instrument.

[Signatures on the following page]

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

CLEARFIELD FINLAND OY

/s/ Cheryl Beranek
Cheryl Beranek Sole member of the board of directors

TIMO PUHAKKA	KAARLO NURMIRANTA

/s/ Timo Puhakka	/s/ Kaarlo Nurmiranta

MARKKU ANTTILA	AKI EKLUND

/s/ Markku Anttila	/s/ Aki Eklund

METSÄMARKKA 1 OY	HARRI NIEMELÄ

/s/ Markku Rentto	/s/ Ulla Laalo
Markku Rentto By proxy	Ulla Laalo Guardian of Harri Niemelä

NC FUND 1 KY	NC FUND 2 KY

/s/ Antti Hietala	/s/ Ulla Laalo
Antti Hietala Chairman of the board of directors of Selbac Management Oy (the general partner of NC Fund 1 Ky)	Ulla Laalo Guardian of Harri Niemelä (who is the general partner of NC Fund 2 Ky)

JUKKA HAAPALAINEN	LIISA HUKKA

/s/ Jukka Haapalainen	/s/ Liisa Hukka

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JUHA SILTALA	RAUNO SIURUA

/s/ Juha Siltala	/s/ Rauno Siurua

EERO VESA	PENTTI HÄTÄLÄ

/s/ Eero Vesa	/s/ Pentti Hätälä

INVESTM8 OY	JARI KLEEMOLA

/s/ Antti Hietala	/s/ Jari Kleemola
Antti Hietala Per procuram

MARTIN KROKFORS	LASSI SIIVOLA

/s/ Martin Krokfors	/s/ Lassi Siivola

JARI VIRKKUNEN

/s/ Jari Virkkunen

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GUARANTEE

We, Clearfield, Inc., hereby give an irrevocable undertaking to Sellers to be liable as for own debt (in Finnish: omavelkainen takaus) for all of the liabilities and obligations of Buyer set forth in Section 3.1(f) (Purchase Price and Payment) of the SPA.

Section 10.10 (Governing Law) and Section 10.11 (Arbitration) of the SPA shall apply to this guarantee.

Date: 17 May 2022

CLEARFIELD, INC.
/s/ Cheryl Beranek
Cheryl Beranek CEO

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